As filed with the Securities and Exchange Commission on December 22, 1995
                                                       Registration No. 33-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                              STAFF BUILDERS, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
                          (State or other jurisdiction of
                            incorporation or organization)

                                    11-2650500
                        (I.R.S. Employer Identification No.)

                               1983 MARCUS AVENUE
                       LAKE SUCCESS, NEW YORK  11042-7011
                                 (516) 358-1000
              (Address, including ZIP Code, and telephone number,
        including area code, of registrant's principal executive offices)


                                STEPHEN SAVITSKY
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              STAFF BUILDERS, INC.
                               1983 MARCUS AVENUE
                       LAKE SUCCESS, NEW YORK  11042-7011
                                 (516) 358-1000
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)


                                   COPIES TO:
                             Floyd I. Wittlin, Esq.
                             Richards & O'Neil, LLP
                                885 Third Avenue
                         New York, New York  10022-4802
                            Telephone: (212) 207-1766
                            Facsimile: (212) 750-9022

Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / X /


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, pelase check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________________


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check of following box and list the Securities ACt registration statement number of the earlier effective registration statement for the same offering. / / _____________________

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                    Proposed           Proposed
                       Amount        Maximum           Maximum        Amount of
 Title of Shares       to be      Aggregate Price     Aggregate     Registration
to be Registered    Registered(1)    Per Unit      Offering Price(2)   Fee(3)
--------------------------------------------------------------------------------

   Class A           400,000          $2.75           $1,100,000       $379.31
 Common Stock,
 par value $.01
 per share

--------------------------------------------------------------------------------

 (1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended
      (the "Securities Act"), this Registration Statement also covers such additional indeterminate number of shares as may be issuable with respect to such shares pursuant to the anti-dilution provisions of the warrants as described in the prospectus.

 (2) The proposed maximum aggregate offering price, estimated solely for the purpose of calculating the registration fee, has been computed pursuant to Rule 457(g) promulgated under the Securities Act and is based on the offering price of $2.75 per share which is the average of the high and low prices of Staff Builders, Inc.'s Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), on December 18, 1995, as quoted on the National Association of Securities Dealers Automated Quotation National Market System.

 (3) Previously, Staff Builders, Inc. filed a Registration Statement on Form S-1 (Registration No. 70308) by which 650,000 shares of common stock were registered pursuant to the prospectus (the "Prior Registration Statement"). A registration fee of $837.89 was previously paid with respect to the Prior Registration Statement. At the time of the filing this Registration Statement, warrants to purchase 400,000 shares of Class A Common Stock remained outstanding and subject to the Prior Registration Statement. Pursuant to Rule 429 of the Securities Act, Staff Builders, Inc. has applied the applicable percentage of the previously paid fee to the amount of this registration fee. The applicable percentage of the previously paid fee is $515.62. Because the application of the $515.62 to the $379.31 fee results in a credit balance, no payment of a fee should be required in connection with the filing of this Registration Statement. However, pursuant to Section 6(b) of the Securities Act of 1933, as amended, a fee of $100.00 is the minimum amount that shall be paid with the filing of any registration statement. Therefore, a fee of $100.00 has been paid with the filing of this Registration Statement.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR RO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 22, 1995


PROSPECTUS


                              STAFF BUILDERS, INC.
                     1,001,984 SHARES OF CLASS A COMMON STOCK


     This Prospectus relates to up to 1,001,984 shares (the "Shares") of the Class A common stock (the "Class A Common Stock") of Staff Builders, Inc. (the "Company"), 601,984 of which underlie the warrants (the "Underwriter's Warrants") issued to Whale Securities Co., L.P. ("Whale") and its designees in connection with the Company's public offering made on January 31, 1992
(the "1992 Public Offering") and 400,000 of which underlie the warrants (the "Other Warrants") issued in consideration for certain services rendered to the Company. See "Description of Securities."

     The Class A Common Stock is traded in the over-the-counter market and is quoted on the Nasdaq National Market ("NASDAQ/NM") under the symbol "SBLI". On December 18, 1995, the closing price of the Class A Common Stock was $2.75, as reported by Nasdaq.

     The Shares issuable upon exercise of the Underwriter's Warrants and the Other Warrants may be sold from time to time by the holders thereof (the "Selling Stockholders") or by their transferees. At the date of this Prospectus, to the best of the Company's knowledge, no underwriting arrangements have been entered into by the Selling Stockholders. The distribution of the Shares by the Selling Stockholders may be effected in one or more transactions that may take place on NASDAQ/NM or such other market on which the Company's securities may from time to time be trading. Such transactions may include ordinary broker's transactions or sales to one or more dealers for resale as principals, at market prices prevailing at the time of sale or at prices determined in privately negotiated transactions. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales of the Shares. See "Plan of Distribution."

     The price to the public of the Shares to be sold by the Selling Stockholders cannot presently be determined.


     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "INVESTMENT CONSIDERATIONS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                     _______________________________________

                THE DATE OF THIS PROSPECTUS IS DECEMBER __, 1995.

                              AVAILABLE INFORMATION

     A Registration Statement on Form S-3 relating to the Shares (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission") under the Act. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information pertaining to the Shares, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Chicago Regional Office, Room 1204, 219 South Dearborn Street, Chicago, Illinois 60604; and New York Regional Office, 75 Park Place, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Class A Common Stock is presently quoted on the NASDAQ/NM and all reports, proxy statements, information statements and other information concerning the Company can be inspected at the public reference facilities of the National Association of Securities Dealers maintained at 1735 K Street, N.W., Washington, D.C. 20006.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The Company hereby incorporates by reference into this Prospectus the documents listed in paragraphs (a) through (f) below, as well as, from the date of their filing, all documents filed by it with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995, as amended;

     (b) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 31, 1995 and August 31, 1995, respectively;

     (c)  The Company's Current Report on Form 8-K, dated October 26, 1995;

     (d)  The Company's Current Report on Form 8-K, dated November 30, 1995;

     (e)  The Company's Current Report on Form 8-K, dated December 12, 1995; and

     (f) The description of the Class A Common Stock, par value $.01 per share, contained in the Company's Registration Statement on Form 8-A, as amended by Amendment No. 1 to the Registration Statement on Form 8-A of the Company, which was filed under the Exchange Act and declared effective on October 26, 1995.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST, A COPY OF ANY OR ALL OF THE INFORMATION INCORPORATED BY REFERENCE HEREIN (NOT INCLUDING EXHIBITS TO SUCH INFORMATION UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH INFORMATION). WRITTEN REQUESTS SHOULD BE ADDRESSED TO: STAFF BUILDERS, INC., 1983 MARCUS AVENUE, LAKE SUCCESS, NEW YORK 11042, ATTENTION: CHIEF FINANCIAL OFFICER. TELEPHONE REQUESTS MAY BE DIRECTED TO THE CHIEF FINANCIAL OFFICER AT (516) 358-1000.

                                   THE COMPANY

     Staff Builders, Inc. is a leading national provider of home health care. These services are provided through a pool of approximately 30,000 caregivers operating within a network of 211 offices located in 37 states and the District of Columbia. Of these offices, 32 are directly owned by the Company, 179 are owned by 86 franchisees. The Company's services are rendered by licensed and registered nurses, therapists and medical social workers, who provide skilled care such as intravenous therapy, pain management, ventilator care, changing of dressings, injections, administration of medication and other nursing procedures. In addition, unskilled care is provided by home health aides and other unlicensed personnel who assist patients with their daily activities.

     During the past few years, substantial changes in Federal and state health care reimbursement policies have resulted in earlier discharge of patients from health care institutions and an increase in demand for home health care. Consistent with these trends, over the past several years, demand for the Company's home health care services has increased and demand for its supplemental staffing services has decreased. For the fiscal years ended February 28, 1993, February 28, 1994 and February 28, 1995, 89%, 95% and
91%, respectively, of the Company's total revenues were attributable to home health care personnel operations and approximately 10%, 5% and 9%, respectively, were attributable to supplemental staffing operations. Despite these trends, management of the Company believes that reductions in permanent staff by hospitals and other medical facilities will lead to an increased demand for temporary nurses and other medical personnel. With this in mind, the Company has sought to strengthen its supplemental staffing business through the acquisition in July 1994 of ATC Services Incorporated ("ATC"), a provider of temporary and contractual staffing services to health care institutions and organizations through 13 offices located in seven states and the acquisition by ATC in November 1994 of seven additional offices in five states.

     The Company intends to pursue a strategy of aggressive growth by establishing new franchised offices and converting independently-owned agencies and its existing Company-owned offices into franchised offices.

     Staff Builders, Inc. is a Delaware corporation which was incorporated in New York in 1978 and reincorporated in Delaware in May 1983. Unless the context otherwise requires, all references to the "Company" include the Company's predecessor, its subsidiaries and joint ventures in which it maintains management control.

     The Company's principal executive offices are located at 1983 Marcus Avenue, Lake Success, New York 11042 and its telephone number is (516) 358-1000.


                            INVESTMENT CONSIDERATIONS

     Each prospective investor should carefully consider the following before making an investment decision.

     1. DEPENDENCE ON MEDICARE AND MEDICAID REIMBURSEMENTS. A vast majority of the Company's revenues are attributable to Medicare, Medicaid and other government reimbursement programs. Currently, Medicare reimburses the Company for covered services at the lowest of the Company's cost, as determined by Medicare, cost limits established by the Health Care Finance Administration or the amount charged by the Company. State Medicaid and other government programs also may provide for cost reimbursement for covered services.

     2. PROPOSED HEALTH CARE LEGISLATION. Recently, Congress passed a budget reconciliation bill which contains provisions for significant changes in Medicare law. Those changes include converting the current cost reimbursement system for home health services covered under Medicare to a prospective payment system beginning in October 1996. The prospective payment system contained in the bill provides for prospectively established per visit payments to be made for all covered services, which are then subject to an annual aggregate per episode limit at the end of the year. Home health agencies that are able to keep their total per visit payments during the year below their per episode annual limits will be able to retain 50% of the difference up to 5% of total per visit payments.

     The President has vetoed the budget reconciliation bill which has passed Congress. Accordingly, there can be no assurance that a budget reconciliation bill containing changes similar to those discussed above or any changes in Medicare law will be enacted. Although it is not possible to predict the effect that any change in the current reimbursement system would have on the Company, it is likely that the Company will be affected in some fashion, and any such change might have a material and adverse effect on the Company. The reduction of home health care services that are eligible for reimbursement, or a reduction in the fees that may be charged for such services, could adversely affect the Company's operations. In addition, the implementation of government spending reductions could impair the Company's ability to collect from Medicare, Medicaid and other government insurance programs.

     3. OPERATION RESTORE TRUST. In May 1995, the Office of the Inspector General of the Department of Health and Human Services announced "Operation Restore Trust," which is a collaborative effort by 14 federal agencies to detect fraud and abuse by home health agencies, durable medical equipment suppliers, and skilled nursing facilities. The initiative includes audits, surveys, and inspections of targeted facilities in five states -- California, Florida, Illinois, New York, and Texas -- over a 24-month period. The initiative also includes plans by the Office of the Inspector General to issue "fraud alerts" specifying suspect conduct and by the Health Care Financing Administration to issue clarifying regulations correcting areas in Medicare and Medicaid programs that are vulnerable to abuse. The Company has operations in the five states which are subject to the Operation Restore
Trust initiative.

     4. TWO CLASSES OF COMMON STOCK. The Company's Restated Certificate of Incorporation authorizes for issuance 50,000,000 shares of Class A Common Stock and 1,554,936 shares of Class B Common Stock, $.01 par value per share (the "Class B Common Stock", Class A Common Stock and Class B Common Stock collectively referred to herein as "Common Stock"). As of December 19, 1995, there were outstanding approximately 22,772,893 shares of Class A Common Stock and 1,527,260 shares of Class B Common Stock. A holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder as of the record date for a meeting of the Company's stockholders. A holder of Class B Common Stock is entitled to ten votes for each share of Class B Common Stock held of record by such holder as of the record date for a meeting of the Company's stockholders, with certain limited exceptions. Except as otherwise required by the Delaware General Corporation Law, shares of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote by the stockholders. Accordingly, holders of Class B Common Stock will have a disproportionate impact on the outcome of the vote on all matters to be voted on by the Company's stockholders. See "Description of Securities."

     5. CONTROL BY MANAGEMENT. As at December 19, 1995, Mr. Stephen Savitsky, the Company's Chairman, President and Chief Executive Officer, and Mr. David Savitsky, the Company's Executive Vice President, Chief Operating Officer, Secretary and Treasurer, collectively own, or have the right to vote, approximately 1% of the outstanding shares of Class A Common Stock and 47% of the outstanding shares of Class B Common Stock and, due to their stockholdings and their positions as executive officers, directors and members of the Executive Committee of the Board of Directors, Messrs. Stephen Savitsky and David Savitsky may have the ability to elect the entire Board of Directors, dissolve, merge or sell the assets of the Company and, generally, direct the affairs of the Company.


     6. ANTI-TAKEOVER PROVISION. The Restated Certificate of Incorporation and By-laws of the Company contain various provisions which may have the effect of discouraging future takeover attempts which the Company's stockholders may deem to be in their best interests and perpetuating the Company's existing management. Among other things, such provisions: (i) provide the Board of Directors with broad discretion to issue preferred stock; (ii) provide for three year terms for the directors of the Company and the election of such directors on a staggered basis; (iii) prohibit certain business combinations without the affirmative vote of the holders of at least 80% of the then outstanding shares of Common Stock and at least 66% of each series of preferred stock then outstanding; and (iv) require the approval of two-thirds of all shares eligible to vote for any proposed amendment to the Certificate of Incorporation or By-laws that seeks to modify or remove the forgoing provisions. In addition, in certain circumstances, Delaware law requires the approval of two-thirds of all shares eligible to vote for certain business combinations involving a stockholder owning 15% or more of the Company's voting securities, excluding the voting power held by such stockholder. The employment agreements between the Company and each of Messrs. Gary Tighe, the Company's Senior Vice President, Finance and Chief Financial Officer, Stephen Savitsky and David Savitsky also provide that if a change of control of the Company were to occur and the employment of such individuals were terminated (other than by reason of conviction of a felony), they would be entitled to receive a lump sum severance payment equal to 2.99 times their average annual compensation during the five calendar years prior to termination. The employment agreement between the Company and Sharon Hamilton, Senior Vice President,
Health Care Operations of a principal subsidiary of the Company, provides that if a change of control were to occur and Ms. Hamilton resigned or her employment were terminated involuntarily (other than for cause) she would be entitled to receive a lump sum severance payment equal to 12 months of her annual base salary then in effect. The employment agreement between the Company and Edward Teixeira, Senior Vice President, Franchising of a principal subsidiary of the Company, provides that if a change of control were to occur and the employment of Mr. Teixeira were terminated (other than for commission of a felony or the perpetration of a fraud against the Company) within 90 days thereafter, he would be entitled to receive a lump sum severance payment equal to six months of his annual base salary then in effect. In addition to the potential impact on future takeover attempts and the possible perpetuation of management, the existence of all of the above provisions could have an adverse effect on the market price of the securities offered hereby. See "Description of Securities."


     7. NO DIVIDENDS ON COMMON STOCK. To date, the Company has not paid any dividends on its Common Stock and does not expect to declare or pay any dividends in the foreseeable future. Instead, it intends to retain all earnings for use in the Company's business operations. Moreover, the Company's loan agreement with its bank prohibits the payment of dividends or other distributions on its Common Stock.

     8. DEPENDENCE UPON KEY MANAGEMENT PERSONNEL. The success of the Company is largely dependent on the personal efforts of Stephen Savitsky and David Savitsky and other key personnel of the Company. Although the Company has entered into five year employment agreements with Stephen Savitsky and David Savitsky, the loss of the services of either of them or of certain other key employees would constitute an event of default under the Company's loan agreement with its bank and would have a material adverse effect on the Company's business and prospects.


     9. AMORTIZATION OF GOODWILL AND OTHER INTANGIBLE ASSETS. A substantial portion of the purchase price of several acquisitions made by the Company has been attributable to goodwill in which the value of the assets acquired was significantly lower than the purchase price and related costs therefor. The amortization of this goodwill and other intangible assets, including customer lists, increased the Company's expenses by $884,000 and $1,237,000 for the fiscal years ended February 28, 1994 and February 28, 1995, respectively. At February 28, 1995, approximately $30.1 million remained to be amortized as goodwill and other intangible assets over a maximum remaining period of 40 years. Amortization of goodwill and other intangible assets has the effect of increasing costs and expenses of the Company and, therefore, decreasing earnings or increasing losses, as the case may be. Amortization does not affect cash flow.


                            THE SELLING STOCKHOLDERS


     The following table sets forth certain information with respect to the Class A Common Stock owned beneficially by each of the Selling Stockholders as of December 20, 1995. Information with respect to the Selling Stockholders other than holders of the Underwriter's Warrants was furnished to the Company by such Selling Stockholders. Information with respect to holders of the Underwriter's Warrants was furnished to the Company by Whale.

                                                                                    Number of
                                                               Shares to          Shares Owned
                                        Number of Shares       be Sold in           After the
Name of Beneficial Owner                Currently Owned        the Offering         Offering
------------------------                ---------------        ------------         --------
Whale Securities Co., L.P.              334,220(1)(2)            334,220              0

William G. Walters                      252,908(3)               118,508           134,400

Elliot J. Smith                         150,504(4)               118,504              0

Nicholas Anari                           18,752(1)                18,752              0

James D. Whitten                          9,320(1)                 9.320              0

Cynthia Buckwalter                        2,680(1)                 2,680              0

Strategic Growth International, Inc.    400,000(5)               400,000              0
                                      ----------               ---------           -------
      Total:                          1,168,384                1,001,984           134,400
                                      ---------                ---------           -------
                                      ---------                ---------           -------

_________________

     (1) Consists of Shares issuable upon exercise of the Underwriter's Warrants issued to Whale and its designees and transferees in connection with the 1992 Public Offering.

     (2) These securities are held in Whale's name for the account of certain equity owners of Whale. Does not include an indeterminate number of shares of Class A Common Stock held in Whale's trading account.

     (3) Includes 118,508 Shares issuable upon exercise of the Underwriter's Warrants issued to Whale and its designees and transferees in connection with the 1992 Public Offering. Does not include 10,000 shares of Class A Common Stock held by Mr. Walters' wife as to which he disclaims beneficial ownership.

     (4) Includes 118,504 Shares issuable upon exercise of the Underwriter's Warrants issued to Whale and its designees and transferees in connection with the 1992 Public Offering.

     (5) Consists of the Shares issuable upon exercise of the Other Warrants issued in consideration for certain services rendered to the Company.



     None of the Selling Stockholders has held any offices or maintained any material relationships with the Company or any of its predecessors during the past three years other than Whale providing financial consulting services to the Company, and designating a representative to observe meetings of the Company's Board of Directors; and Strategic Growth International, Inc. providing financial public relations services to the Company. Messrs. Walters, Anari and Whitten and Ms. Buckwalter are either principals of, or employed by, Whale or its general partner and each of them disclaims beneficial ownership of the 334,220 shares beneficially owned by Whale.


                              PLAN OF DISTRIBUTION


     The Shares received by the Selling Stockholders upon exercise of the Underwriter's Warrants and Other Warrants may be sold from time to time as market conditions permit on NASDAQ/NM, or otherwise, at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The Shares offered hereby may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) face-to-face transactions between sellers and purchasers without a broker-dealer; and (e) underwritten offerings of the Class A Common Stock. In effecting sales, brokers or dealers engaged by the Selling Stockholders or their respective transferees may arrange for other brokers or dealers to participate. At the date of this Prospectus, to the best of the Company's knowledge, no underwriting arrangements have been entered into by any of the Selling

Stockholders with respect to resales of the Shares. The Selling Stockholders and intermediaries through whom the Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered.

     The holders of the Underwriter's Warrants will comply with Rule 10b-6 promulgated under the Exchange Act in connection with all resales of the Shares issuable upon exercise of the Underwriter's Warrants. The Company has agreed to indemnify certain of the Selling Stockholders and certain of the Selling Stockholders have agreed to indemnify the Company against certain civil liabilities, including liabilities under the Securities Act.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares sold by the Selling Stockholders. The Company will receive proceeds of $2,177,910.40 if all of the Underwriter's Warrants and Other Warrants are exercised. The Company has received no firm commitments with respect to the exercise of such warrants and, therefore, there can be no assurance that any such warrants will be exercised or that the Company will receive any such proceeds.

                            DESCRIPTION OF SECURITIES

GENERAL


     The Company is authorized to issue 50,000,000 shares of Class A Common Stock, par value $.01 per share, 1,554,936 shares of Class B Common Stock, par value $.01 per share, and 10,000 shares of preferred stock, par value $1.00 per share. The shares of Class A Common Stock, Class B Common Stock and preferred stock presently outstanding are validly issued, fully paid and nonassessable.

COMMON STOCK

     The rights of the holders of the Class A Common Stock and the Class B Common Stock are identical except that (i) a holder of Class A Common
Stock is entitled to one vote for each share of Class A Common Stock held of record by such holders as of the record date for a meeting of stockholders, whereas a holder of Class B Common Stock is entitled to ten votes (except with respect to certain amendments to the Company's Restated Certificate of Incorporation) for each share of Class B Common Stock held of record by such holder as of the record date for a meeting of stockholders, and (ii) each share of Class B Common Stock is convertible, at the option of the holder, into one share of Class A Common Stock, and will automatically convert into one share of Class A Common Stock upon any transfer (subject to limited exceptions). Holders of shares of the Class A Common Stock and the Class B Common Stock vote as a single class on all matters submitted to a vote of the Company stockholders.

     The Company's Restated Certificate of Incorporation, as amended, provides that the affirmative vote of the holders of at least 80% of the voting power of the outstanding Common Stock (each share of Common Stock being entitled to one vote) and at least 66% of the outstanding shares of each series of preferred stock (each series voting separately) is required to approve certain mergers, asset sales, securities transactions, liquidations, reclassifications and other similar transactions involving an "interested stockholder" of the Company unless the business combination has received the prior approval of a majority of the Company's "continuing directors." An "interested stockholder" is a stockholder who beneficially owns more than 10% of the Company's outstanding voting power, or who is an affiliate of the Company who owned more than 10% of the Company's outstanding voting power at any time within the prior two-year period, or who acquired shares of the Company's voting stock from another interested stockholder at any time within the prior two-year period in a transaction not involving a public offering.
A "continuing director" is generally any director of the Company who is unaffiliated with the interested stockholder and who was a member of the Company's Board of Directors prior to the interested stockholder becoming an interested stockholder. The existence of this provision (the "Interested Stockholder Provision") could have the effect of delaying, deferring or preventing a change in control of the Company.

          The Company's Board of Directors is divided into three classes. One class is elected each year by a majority of the votes cast by holders of Common Stock at the Company's annual meeting to hold office for a three-year term and until their successors are elected and qualified. Holders of shares of Common Stock do not have cumulative voting rights with respect to the election of directors.


     Under the Company's Restated Certificate of Incorporation, as amended, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Common Stock is required to remove any director from office (which may be done only for cause). In addition, the affirmative vote of the holders of at least 80% of the voting power of the outstanding Common Stock (each share of Common Stock being entitled to one vote) is required to amend, repeal or adopt any provision inconsistent with the Interested Stockholder Provision or those provisions of the Company's Restated Certificate of Incorporation providing for a classified board of directors and regulating the removal of directors.

     Under both the Company's Restated Certificate of Incorporation, as amended, and the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the outstanding shares of the Class A Common Stock and the Class B Common Stock, voting separately, is required to approve any amendment to the Company's Restated Certificate of Incorporation that would increase or decrease the aggregate number of authorized shares of either class, increase or decrease the par value of the shares of either class, or modify or change the powers, preferences or special rights of the shares of either class so as to affect either class adversely.


     The holders of shares of Common Stock are entitled to receive dividends when, as and if declared by the Company's Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the Common Stock.

UNDERWRITER'S WARRANTS


     In connection with the Company's 1992 Public Offering, the Company sold to Whale and its designees, for an aggregate of $200.00, the Underwriter's Warrants, which give the holders thereof the right to purchase an aggregate of up to 200,000 units at an exercise price of $9.90 per unit through January 31, 1997. Each unit consists of four shares of Class A Common Stock. During the exercise period for the Underwriter's Warrants, the holders are given, at a nominal cost, the opportunity to profit from a rise in the market price of the Class A Common Stock. To the extent that the Underwriter's Warrants are exercised, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriter's Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Underwriter's Warrants. Subject to certain limitations and exclusions, the Company has agreed, at the request of the holders of a majority of the Underwriter's Warrants, at the Company's expense, to register the Underwriter's Warrants and the underlying Shares under the Securities Act on one occasion during the exercise period for the Underwriter's Warrants and to include such Underwriter's Warrants and shares in any appropriate registration statement which is filed by the Company through January 31, 1999.

OTHER WARRANTS

     In consideration for certain services provided by two entities to the Company, the Company issued 250,000 and 400,000 Other Warrants, respectively, to such entities, of which 250,000 have subsequently been exercised. The remaining Other Warrants give the holder thereof the right to purchase an aggregate of 400,000 shares of Class A Common Stock at exercise prices ranging from $1.12 to $2.08 per share. During the exercise period for the Other Warrants, the holder is given the opportunity to profit from a rise in the market price of the Class A Common Stock. To the extent that the Other Warrants are exercised, dilution to the interests of the Company's stockholders will occur. Further, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holder of the Other Warrants can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the Other Warrants. Subject to certain limitations and exclusions, the Company has agreed, at the request of the holder of the Other Warrants, at the Company's expense, to include the shares underlying the Other Warrants in any appropriate registration statement which is filed by the Company through October 1996, in the case of 150,000 of the Other Warrants, and through February 1997, in the case of the remaining Other Warrants.

                                 TRANSFER AGENT

     The transfer agent for the Class A Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                                  LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Richards & O'Neil, LLP, New York, New York.


                                     EXPERTS


     The financial statements and the related financial statement schedules incorporated in this Prospectus and Registration Statement by reference from the Company's Annual Report on Form 10-K/A for the fiscal year ended February 28, 1995 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein and in the Registration Statement by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities being registered.(1)



     SEC Registration Fee                                            $    379.31(2)
     Legal Fees and Expenses                                           10,000
     Accounting Fees and Expenses                                       5,000
     Transfer Agent, Warrant Agent and
       Registrar Fees and Expenses                                      1,000
     Printing Expenses                                                  5,000
                                                                      ----------
       Total                                                         $ 21,379.31
                                                                      ----------
                                                                      ----------

________________

(1)  All of these expenses will be paid by the Company.
     The Selling Stockholders will pay the expenses of their counsel.

(2)  Does not reflect credit applied pursuant to Rule 429 of the Securities
     Act.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Certificate of Incorporation of Staff Builders, Inc., a Delaware corporation (the "Company") provides that (i) the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto and (ii) the personal liability of the directors of the Company is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General

Corporation Law ("Section 102(b)(7)"). The Company has entered into separate indemnification agreements with certain of its officers to the same effect.

     Section 145 permits the Company to indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed administrative, investigative, civil or criminal action, suit or proceeding (other than an action by or in the right of the registrant in question) by reason of the fact that he is or was a director, officer employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or "other enterprise" against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement he actually and reasonably incurred in connection with such an action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such registrant (and, in the case of a criminal action or proceeding, had no reason to believe his conduct was unlawful). In the case of an action by or in the right of the Company he may not be indemnified in respect of any claim, issue or matter as to which he was adjudged liable to the Company unless and only to the extent that the court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     Payment may be made in advance of the final disposition of a criminal action or proceeding if the officer or director agrees to repay to the Company such an amount in the event it is determined that he was not entitled to it. Indemnification against expenses (including attorney's fees) actually and reasonably incurred must be given under Section 145 to the extent an officer, director, employee or agent is successful in an action described above.

     In addition, Section 145 permits the Company to purchase and maintain insurance on behalf of any officer, director, employee and agent of the Company or any person serving at the request of the Company as an officer, director, employee or agent of another corporation serving as described above whether or not the Company would have the power to indemnify him under
Section 145. The Company maintains directors and officers liability insurance coverage for all duly elected or appointed officers and directors of the Company.

     Section 102(b)(7) permits the Company to eliminate or limit the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation, (iii) under Section 174 of the General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. See Item 17. "Undertakings."

ITEM 16.  EXHIBITS

                                                                  Exhibit No.
                                                                  in Document
                                                  Sequentially  Incorporated by
 Exhibit No.               Exhibit               Numbered Page      Reference
 -----------               -------               -------------  ----------------

     4.1    Specimen Class A Common Stock
            Certificate (B)                                             4.1

     4.2    Common Stock Purchase Warrant                               4.3
            issued by the Company to
            Strategic Growth International,
            Inc. on October 22, 1991 (A)

     4.3    Common Stock Purchase Warrant                               4.4
            issued by the Company to
            Strategic Growth International,
            Inc. on February 13, 1992 (A)

     5      Opinion of Richards & O'Neil, LLP (C)

     23.1   Consent of Deloitte & Touche LLP (C)

     23.2   Consent of Richards & O'Neil, LLP
            (included in Exhibit 5)

     24     Power of Attorney (included as part
            of the signature page) (C)

     -----------------------------

     (A) Incorporated by reference to the Company's Post-Effective Amendment No. 1 to Registration Statement on Form S-1 (File No. 33-43728) filed with the Commission on October 15, 1993.

     (B) Incorporated by reference to the Company's Registration Statement on Form 8-A, as amended by Amendment No. 1 to the Registration Statement on Form 8-A of the Company, which was filed under the Exchange Act and declared effective on October 26, 1995.

     (C)  Filed herewith.



ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or event arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (i) and
     (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. See Item 15. "Indemnification of Directors and Officers."

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lake Success, New York on December 22, 1995.



                                 STAFF BUILDERS, INC.




                                 By:/s/ Stephen Savitsky
                                    --------------------------
                                    Stephen Savitsky
                                    Chairman of the Board,
                                    President and Chief
                                    Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes Stephen Savitsky and David Savitsky and each of them singly, his or her true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, to execute in the name of such person, in the capacities stated below, and to file, such one or more amendments to this Registration Statement as the Registrant deems appropriate, and generally to do all such things in the name and on behalf of such person, in the capacities stated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as may be signed by said attorneys-in-fact, or any one of them to any and all amendments to this Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

            SIGNATURE                       TITLE                   DATE
            ---------                       -----                   ----


/s/ Stephen Savitsky            Chairman of the Board,        December 22, 1995
----------------------------    President and Chief
Stephen Savitsky                Executive Officer
                                (Principal Executive
                                Officer) and Director


/s/ David Savitsky              Executive Vice President,     December 22, 1995
----------------------------    Chief Operating Officer,
David Savitsky                  Secretary, Treasurer and
                                Director


/s/ Gary Tighe                  Senior Vice President,        December 22, 1995
----------------------------    Finance and Chief Financial
Gary Tighe                      Officer (Principal
                                Financial and Accounting
                                Officer)

/s/ Bernard J. Firestone
----------------------------
Bernard J. Firestone, Ph.D.     Director                      December 22, 1995



/s/ Jonathan Halpert
----------------------------
Jonathan Halpert, Ph.D.         Director                      December 22, 1995



/s/ Donald Meyers
----------------------------
Donald Meyers                   Director                      December 22, 1995